Exhibit 8.1

SUBSIDIAIRES OF Millennium Group International Holdings Limited

	Date of Incorporation	Place of Incorporation	Percentage of Ownership
Name	or Establishment	or Establishment	(directly/indirectly)
Subsidiary:
Millennium Investment International Limited	September 13, 2019	Hong Kong	100%
Millennium Printing (Shenzhen) Co., Ltd	December 3, 2007	PRC	100%
Putian Xiqi Branding Strategy Co., Ltd	September 30, 2017	PRC	100%
Millennium Packaging Technology (Huizhou) Co., Ltd.	March 6, 2020	PRC	100%
Millennium (Huizhou) Technology Co., Ltd.	January 19, 2020	PRC	100%
Huizhou Yimeinuo Industry Co., Ltd.	April 7, 2017	PRC	100%
Millennium Strategic International Limited	November 13, 2019	Hong Kong	100%
Wah Tong Investment International Limited	October 18, 2019	Hong Kong	100%
Yee Woo Paper Investment International Limited	November 5, 2019	Hong Kong	100%
Millennium Printing International Limited	May 12, 2000	Hong Kong	100%
Millennium Packaging Group International Limited	August 13, 2003	Hong Kong	100%
Millennium Printing International Technology Limited (The previous name was Yee Woo Paper Packaging (HK) Company Limited)	December 13, 2018	Hong Kong	100%
MPG Global Company Limited	March 9, 2018	Vietnam	100%
Millennium Group Investment (BVI) Limited	May 20. 2021	British Virgin Islands	100%
Millennium Holdings International Limited	September 23, 2019	Hong Kong	100%
Yee Woo Vietnam Paper Products Company Limited	August 3, 2022	Vietnam	100%
Millennium Printing and Packaging Technology (Vietnam) Co. Ltd	June 4, 2024	Vietnam	100%
MPG Global Investment PTE.LTD	September 10, 2024	Singapore	100%
MPG Creative Solution (SG) PTE. LTD	March 10, 2025	Singapore	80%
PT Millennium Investment Indonesia	April 23, 2025	Indonesia	100%
PT Millennium Printing and Packaging Technology	June 26, 2025	Indonesia	100%